Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

In re:	)	Case No. 02 B 12059 (Jointly Administered)
)
HA2003, Inc. formerly known as	)	Chapter 11
HA-LO INDUSTRIES, INC., et al.,	)
	)	Hon. Carol A. Doyle
Debtors and	)
Debtors-In-Possession.	)

NOTICE OF ENTRY OF ORDER CONFIRMING THE

SECOND AMENDED PLAN OF REORGANIZATION (LIQUIDATING) OF

HA2003, INC. F/K/A HA-LO INDUSTRIES, INC., LW2003, INC. F/K/A LEE WAYNE CORPORATION AND STARBELLY.COM, INC. AS PROPOSED BY THE DEBTORS

AND DEBTORS-IN-POSSESSION AND THE OFFICIAL COMMITTEE OF UNSECURED

CREDITORS AND ESTABLISHING AN ADMINISTRATIVE CLAIMS BAR DATE

NOTICE IS HEREBY GIVEN THAT:

1.  Confirmation of the Plan.  On January 28, 2004, the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”) entered an order (the “Confirmation Order”) confirming the Second Amended Plan Of Reorganization (Liquidating) Of HA2003, Inc. f/k/a HA-LO Industries, Inc., LW2003, Inc. f/k/a Lee Wayne Corporation And Starbelly.com, Inc. As Proposed By The Debtors And Debtors-In-Possession And The Official Committee Of Unsecured Creditors Dated As Of October 30, 2003 (the “Plan”).  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan and the Confirmation Order.

2.  Administrative Expense Claim Bar Deadline.  All requests for allowance and/or payment of administrative expenses (“Administrative Claims”) must be filed with the Bankruptcy Court and served on counsel identified in paragraph 4 below by no later than April 12, 2004.  Each Administrative Claim must identify the Debtor(s) against which such Administrative Claim is asserted, along with supporting documentation sufficient to establish the validity of the Administrative Claim.  Any Administrative Claim for which a request for payment is not filed and served in accordance with the above-described procedures will be denied and forever barred.  The Liquidating Trustee and the Post-Confirmation Committee shall have the right to file an objection to any Administrative Claim on or before June 9, 2004.  Pursuant to Section 16.4 of the Plan, the mere filing of a proof of claim shall not constitute a satisfactory request for payment of an Administrative Claim.

3.  Final Fee Applications.  All final requests for compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered prior to the Effective Date must be filed and served on counsel identified in paragraph 4 below on or before April 12, 2004.  The Liquidating Trustee and the Post-Confirmation Committee shall have the right to file an objection to any such fee application on or before June 9, 2004.

4.  Filing and Service Addresses.  All requests for payment of an Administrative Claim and all final fee applications must be filed with the Bankruptcy Court at the following address: Clerk of the  United States Bankruptcy for the Northern District of Illinois, 219 South Dearborn Street, Chicago, Illinois 60604.  In addition, copies of the same must be served,  contemporaneously with the filing of the same, upon the following: (1) Neal L. Wolf & Todd L. Padnos, LeBoeuf Lamb Greene & MacRae LLP, One Embarcadero Center, Suite 400, San Francisco, California 94111 and (2) Mark A. Berkoff & Steven J. Christenholz, Piper Rudnick, LLP, 203 North LaSalle Street, Suite 1800, Chicago, Illinois 60601.

5.  Hearing on Objections to Administrative Claims or Final Fee Applications.  In the event that an objection is filed to an Administrative Claim or a final fee application, the Liquidating Trustee, or the Post-Confirmation Committee, as the case may be, shall schedule such objection for hearing in accordance with the Administrative Procedures Order entered by the Court on April 17, 2002.

6.  Effective Date.  The Effective Date of the Plan occurred on February 10, 2004.

7.  Discharge of Claims and Termination of Interests.  Pursuant to Section 1141(d)(3) of the Bankruptcy Code, confirmation of the Plan will not discharge Claims against the Debtors; provided, however, that except as expressly provided in the Plan or the Confirmation Order, no holder of a Claim against any Debtor may, on account of such Claim, seek or receive any payment or other distribution from, or seek recourse against, any Debtor, any Estate, the Liquidating Trust, the Post-Confirmation Committee or any of their respective successors or their respective property.

8.  Injunction.  Except as otherwise provided in the Plan or the Confirmation Order, from and after the Effective Date, all persons and entities who have held, hold or may hold Claims against, or Interests in, any of the Debtors are permanently enjoined from prosecuting any claim or cause of action of any nature that is released or terminated under the Plan or that is otherwise inconsistent with the provisions of the Plan, including taking any of the following actions against the Estate(s), the Liquidating Trustee, the Post Confirmation-Committee, or any of their respective professionals or property on account of such Claims or Interests: (a) commencing or continuing, in any manner or in any place, any action or proceeding, (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order, and (c) creating, perfecting or enforcing any lien or encumbrance.  By accepting distributions pursuant to the Plan, each holder of an Allowed Claim, or Allowed Interest, receiving a distribution will be deemed to have specifically consented to the injunction set forth in Section 14.5 of the Plan.

9.   Exculpation and Limitation of Liability.  Except as otherwise provided in the Plan or the Confirmation Order, from and after the Effective Date, neither the Debtors, the Liquidating Trustee, the Official Committee, the Post-Confirmation Committee nor any of their respective present or former officers, directors, employees, advisors, attorneys, members or agents acting in such capacity, shall have or incur any liability to, or be subject to any right of action by, any person or entity, for any act or omission on or subsequent to the Petition Date in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan.

10.  Copies of the Confirmation Order.  Copies of the Confirmation Order are available for review in the office of the Clerk of the United States Bankruptcy Court for the Northern District of Illinois.  Copies of the Confirmation Order may also be obtained, at the requesting party’s expense, by contacting Ms. Sandy Holstrom of LeBoeuf Lamb Greene & MacRae LLP at (415) 951-1100.

Dated as of: March 1, 2004

By:	/s/ Paul Jasper	By:	/s/ Steven J. Christenholz

Neal L. Wolf (ARDC No. 6186361)
Todd L. Padnos (ARDC No. 6209679)
Paul Jasper (Admitted pro hac vice)
Brett J. Kitei (Admitted pro hac vice)
LeBOEUF, LAMB, GREENE & MacRAE,LLP
One Embarcadero Center
San Francisco, California 94111-3619
Telephone: (415) 951-1100
Facsimile: (415) 951-1180
Attorneys for Debtors & Debtors-in-Possession

Mark A. Berkoff (ARDC No. 6194787)
Philip V. Martino (ARDC No. 6183648)
Steven J. Christenholz (ARDC No. 6224666)
PIPER RUDNICK, LLP
203 North LaSalle Street, Suite 1800
Chicago, Illinois 60601
Telephone: (312) 368-4000
Facsimile: (312) 236-7516
Attorneys for the Official Committee of Unsecured
Creditors